Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, Registration No. 333-71670) pertaining to the Magellan Midstream Partners Long-Term Incentive Plan, of our reports dated February 25, 2011, with respect to the consolidated financial statements of Magellan Midstream Partners, L.P. and the effectiveness of internal control over financial reporting of Magellan Midstream Partners, L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

August 4, 2011